FUND SERVICING AGREEMENT


     This Agreement is made as of January 6, 2004, by and between SBK-Brooks Investment Corp. ("SBK-Brooks"), an Ohio corporation located at 840 Terminal Tower, 50 Public Square, Cleveland, Ohio and Trias Capital Management, Inc.
("Trias"), an Illinois corporation located at 140 South Dearborn Street, Chicago, Illinois.

     WHEREAS, Trias is the investment adviser to Millennium Income Trust (the "Fund"), an open-end registered investment company; and

     WHEREAS, SBK-Brooks is offering to its clients various investment programs pursuant to which its clients will purchase shares of mutual funds at net asset value without the imposition of initial or contingent deferred sales charges; and

     WHEREAS, Trias desires to have SBK-Brooks perform certain recordkeeping, shareholder communication, and other services on behalf of its clients who invest in the Fund;

     NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. SERVICES

     a. SBK-Brooks agrees to perform certain services for its Clients as more particularly set forth below.

     b. SBK-Brooks represents and warrants that it has and will continue at all times to maintain necessary facilities, equipment and personnel to perform its services hereunder and to comply with applicable laws, rules and regulations including the maintenance and preservation of all required records and registrations.

     c. SBK-Brooks represents and warrants that its Clients are aware that they are transacting business with SBK-Brooks and not Trias, and that they will look only to SBK-Brooks and not to Trias or the Fund for resolution of problems or discrepancies in their accounts.

     d. SBK-Brooks agrees that it will establish with the Fund one or more omnibus accounts registered in the Fund's name for the exclusive benefit of its customers who are shareholders in the Fund, and will perform various services for the shareholders in those accounts, including without limitation: establishing and maintaining records of shareholders' accounts; processing purchase and redemption transactions; confirming shareholder transactions;



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answering routine client inquiries regarding the Fund;  providing  assistance to
shareholders   in  effecting   changes  to  their  dividend   options,   account
designations and addresses;  withholding  taxes on non-resident  alien accounts;
disbursing  income  dividends  and  capital  gains  distributions;   reinvesting
dividends and distributions; preparing and delivering to shareholders, and state and federal authorities including the Internal Revenue Service, such information respecting dividends and distributions paid by the Fund as may be required by law, rule or regulation; withholding on dividends and distributions as may be required by state or Federal authorities from time to time; and such other services as the Fund may reasonably request.

     e. SBK-Brooks shall maintain all historical shareholder records consistent with requirements of all applicable laws, rules and regulations. Upon request of Trias, SBK-Brooks shall provide copies of written communications regarding the Fund to or from such shareholders. SBK-Brooks shall upon request make available to Trias such records or communications as may be necessary to determine the number of shareholders in each Fund omnibus account. If, at any time, Trias determines SBK-Brooks' practices, procedures or controls to be inadequate, written notice of such inadequacy shall be given to SBK-Brooks, and SBK-Brooks shall have fifteen (15) days plus any additional time as provided by Trias to correct such inadequacy. In the event such inadequacy is not corrected by SBK-Brooks, Trias shall have the right to immediately terminate this Agreement. Nothing in this Agreement shall impose upon Trias the obligation to review SBK-Brooks' practices, procedures and controls.

     f. The official records of transactions of SBK-Brooks' omnibus account and the number of shares in the account shall be as determined by the Fund. SBK-Brooks shall bear responsibility for any discrepancies between its omnibus accounts and its clients' accounts and for the maintenance of all records regarding its clients, its clients' transactions, and its clients' interests in the omnibus accounts.

     g. SBK-Brooks assumes sole responsibility for reconciliation of customer accounts with its omnibus account at the Fund. Trias agrees to assist SBK-Brooks with such reconciliation where necessary.

     h. The Fund shall have sole authority and responsibility for countersigning securities of the Fund, monitoring the issuance of securities of the Fund with a view to preventing unauthorized issuance, registering the transfer of securities of the Fund, exchanging or converting securities of the Fund or transferring record ownership of securities of the Fund by bookkeeping entry without physical issuance of securities certificates of the Fund.



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     2. FEES

     a. For performance of the services described herein, SBK-Brooks may receive a fee (the "Fee"), which will be paid at the end of each quarter at the annual rate of .10% applied to the average aggregate daily net asset value of shares of the Fund in the accounts for which SBK-Brooks provides services. Fees are solely for shareholder servicing and other administrative services provided by SBK-Brooks and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services.

     b. In computing SBK-Brooks' fee, one-fourth of the applicable fee rate shall be applied to the average aggregate daily net asset value of shares of the Fund in accounts for which SBK-Brooks provides services during the quarter in question. For the quarter in which this Agreement becomes effective or terminates, there shall be an appropriate proration based on the number of days that the Agreement is in effect during the quarter.

     c. Except as otherwise agreed in writing with Trias with respect to specific expenditures by Trias, SBK-Brooks shall bear sole responsibility for all costs and expenses of providing services under this Agreement.

     3. TRANSACTION CHARGES

     SBK-Brooks shall not, during the term of this Agreement, assess against, or collect from, its clients, any transaction fee upon the purchase or redemption of the Fund's shares that meet the minimum purchase criteria set forth in the Fund's prospectus.

     4. RELATIONSHIP OF PARTIES

     a. The relationship between SBK-Brooks and Trias shall be that of independent contractors and neither party shall be or represent itself to be an agent, employee, partner or joint venturer of the other, nor shall either party have or represent itself to have any power or authority to act for, bind or commit the other.

     b. The parties acknowledge and agree that the services under this Agreement are recordkeeping, shareholder communication, and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant SBK-Brooks any right to purchase shares as a principal from the Fund, nor does it constitute SBK-Brooks an agent of the Fund for purposes of selling shares of the Fund to any dealer or to the public. To the extent SBK-Brooks is involved in the purchase of shares of the Fund by its clients, such involvement will be as agent of such clients only.



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     6. INDEMNIFICATION

     a. SBK-Brooks shall indemnify and hold harmless Trias, the Fund, and their trustees, directors, officers, employees, and agents (hereinafter "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) incurred by any of them and arising as a result of: (i) SBK-Brook's dissemination of information regarding the Fund that is materially incorrect and that was not provided to SBK-Brooks by the Fund, or approved by the Fund, its affiliated persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or agents; or (ii) SBK-Brooks' willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement by an Indemnified Party.

     b. Trias hereby agrees to indemnify SBK-Brooks against any and all losses, claims, damages and liabilities to which SBK-Brooks may become subject as a result of any untrue statement of a material fact contained in the Fund's prospectus or statement of additional information, as amended or supplemented from time to time, or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

     c.  In  any  event,   neither  party  shall  be  liable  for  any  special,
consequential or incidental damages.


     7. INFORMATION TO BE PROVIDED

     Trias  shall  provide to  SBK-Brooks,  prior to the  effectiveness  of this
Agreement,  or as soon  thereafter  as  possible,  a copy of the Fund's  current
prospectus  and  statement  of  additional  information.   Trias  shall  provide
SBK-Brooks with written copies of any amendments to, or changes in such documents as soon as possible after such amendments or changes become available. Trias shall additionally provide SBK-Brooks with reasonable supplies of prospectuses upon request.


     8. NOTICES

     All notices required under this Agreement must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit in the United States mail, whichever is earlier.




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     All such notices shall be made, if to SBK-Brooks, to: SBK-Brooks Investment
Corp., 840 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113; if to Trias, to: Trias Capital Management, Inc., 140 South Dearborn Street, Chicago Illinois 60603.

     9. NONEXCLUSIVITY

     Each party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

     10. SEVERABILITY

     If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

     11. LICENSES

     SBK-Brooks represents and warrants that it is a corporation duly organized under the laws of the State of Ohio and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein.

     12. ENTIRE AGREEMENT; AMENDMENT

     This Agreement, including any exhibits attached hereto, constitutes the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations and warranties, wither written or oral, made prior to the execution of this Agreement. This Agreement and the exhibits attached hereto may be amended only by a writing signed by both parties.

     13. TERM AND TERMINATION

     This Agreement shall become effective as of the date it is accepted by SBK-Brooks and will continue in effect until terminated in writing upon sixty
(60) days prior notification by either party to the other; provided, that SBK-Brooks shall be entitled to receive all Fees it has earned up to and including the effective date of the termination.



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     14. ASSIGNABILITY

     This Agreement is not assignable by either party without the other party's prior written consent. Any attempted assignment in contravention hereof shall be null and void; provided, however, that SBK-Brooks may assign its rights and obligations under this Agreement to any affiliate of SBK-Brooks.

     15. GOVERNING LAW

     This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Illinois, without reference to conflicts of law provisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.


   SBK-Brooks Investment Corp.                  Trias Capital Management Inc.

   By: _____________________________            By:  __________________________

   Name: Eric Small                             Name: James A. Casselberry, Jr.
   Title:   President & CEO                     Title:   President







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